CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 10-K of our report dated January 29, 2015 relating to the audited financial statements for the year ending December 31, 2013 of RemSleep Holdings Inc. F/K/A Kat Gold Holdings Corp.

/s/ L&L CPAS PA

L&L CPAS PA

f/k/a Bongiovanni & Associates, PA

April 13, 2016